UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

MasterCard Incorporated (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32877 (Commission File Number)	13-4172551 (IRS Employer Identification No.)
2000 Purchase Street Purchase, New York (Address of principal executive offices)	10577 (Zip Code)
(914) 249-2000 (Registrant's telephone number, including area code)
NOT APPLICABLE (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2015, the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) of MasterCard Incorporated (the “Company”) approved performance targets for the year ending December 31, 2015 that will be used to determine the amounts of cash bonus awards that may be paid to the principal executive officer, principal financial officer, and the other named executive officers disclosed in the Company’s most recent proxy statement filed with the Securities and Exchange Commission (on April 17, 2014) under its Senior Executive Annual Incentive Compensation Plan (“SEAICP”). The funding of the 2015 SEAICP bonus pool will be based upon the Company’s achievement of predetermined net income and net revenue targets using a weighting of two-thirds for actual performance achieved against the net income target and one-third for actual performance achieved against the net revenue target. The Compensation Committee may decide to reduce the total amount awarded under the SEAICP at its discretion. The Compensation Committee set the individual 2015 annual cash incentive awards (as a percentage of base salary) under the SEAICP for the Company’s named executive officers as follows:

Name	Performance Level Achieved
	Threshold	Target	Maximum
Ajay Banga	100%	200%	500%
Martina Hund-Mejean	62.5%	125%	312.5%
Chris A. McWilton	62.5%	125%	312.5%
Gary J. Flood	62.5%	125%	312.5%
Ann Cairns	62.5%	125%	312.5%

Performance below threshold would result in no cash bonus payout.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED
Date: February 5, 2015	By /s/ Janet McGinness Janet McGinness Corporate Secretary